Exhibit 23.5

CONSENT OF KROLL, LLC

The Board of Directors

Chicken Soup for the Soul Entertainment, Inc.

132 E. Putnam Avenue, Floor 2W,

Cos Cob, Connecticut 06807

RE:    Proxy Statement / Information Statement / Prospectus, which forms a part of the Registration Statement on Form S-4 (the “Registration Statement”) of Chicken Soup for the Soul Entertainment, Inc., a Delaware corporation (“CSSE”), relating to the proposed transaction between CSSE and Redbox Entertainment Inc. (“Redbox”).

Members of the Board:

We hereby consent to the inclusion of our opinion letter dated May 10, 2022 to the Board of Directors of Redbox as Annex C to the Proxy Statement / Information Statement / Prospectus included in the Registration Statement filed with the Securities and Exchange Commission as of the date hereof and to the references to our firm and such opinion in such Registration Statement. The foregoing consent applies only to the Registration Statement being filed with the Securities and Exchange Commission as of the date hereof and not to any amendments or supplements thereto, and our opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any other amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended , or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Kroll, LLC, operating through its Duff & Phelps Opinions Practice

June 15, 2022